Exhibit 99.1
Global Water Resources Reports Fourth Quarter and Full Year 2020 Results

PHOENIX, AZ – March 3, 2021 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the year ended December 31, 2020. All annual comparisons are to the previous year unless otherwise noted.
Full Year 2020 Financial Highlights
•Total revenues increased 8.9% to $38.6 million, driven by organic connection growth, increased consumption, and increased rates.
•Cash and cash equivalents totaled $18.0 million at December 31, 2020, up from $7.5 million at December 31, 2019. The increase was primarily due to an equity offering completed in January of 2020, along with cash generated from operations.
•Secured a new two-year revolving $10.0 million credit line to support the company's growth strategy, replacing the previous credit line with more favorable terms.
•Increased the dividend to $0.29208 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 30, 2020 to holders of record on December 16, 2020.
Full Year 2020 Operational Highlights
•Total active connections increased 6.7% to 48,899 at December 31, 2020 from 45,823 at December 31, 2019.
•Acquired four small water utility companies, Mirabell Water Company, Francesca Water Company, Tortolita Water Company, and Lyn-Lee Water Company. The utilities are located near existing service area in Pima County, Arizona.
•Received a Certificate of Convenience and Necessity permit from the Arizona Corporation Commission (ACC) to exclusively provide water, wastewater, and recycled water services to the Inland Port Arizona Mega Site.
•Submitted rate applications requesting a collective revenue requirement increase of $4.6 million or 13.4%, based on a 2019 test year, which, if approved, would be phased in over three years beginning January 1, 2022.
•Recognized as a 'Utility of the Future Today' for the company's transformational work in community engagement, watershed stewardship and resources recovery by a national consortium of water and conservation organizations led by the Water Environment Federation.
•Continued to realize benefits from bringing customer service and billing in-house in December 2019.

Management Commentary
“2020 was an eventful year in many ways, and I am very proud of our company and our employees for navigating both the challenges and opportunities safely and successfully." said Global Water Resources' president and CEO, Ron Fleming. “With respect to employee and customer health and safety, regulatory compliance, and overall customer service, our performance on these top mandates throughout the year demonstrates the outstanding professionalism of our employees."

"Financially, our strong top line was driven primarily by organic growth, greater water consumption, and higher rates in a metropolitan region that continues to rapidly expand," Fleming continued. "During the year we also strengthened our balance sheet, which supported the resumption of our strategic acquisition program and the purchase of four water companies in Pima County, Arizona.

“We kicked off the new year with the signing of a master service agreement with Nikola to provide water and wastewater services to their zero-emission semi-truck manufacturing plant currently under construction in Coolidge, Arizona. The facility is located adjacent to our new Inland Port Arizona service area, a 2,700-acre commercial mega-site under development. Nikola and other businesses locating to the area will benefit from our award-winning approach to Total Water Management.

“Last week, we signed agreements to acquire Twin Hawks and Rincon Water to further expand our portfolio of water utilities in Arizona. We believe that our approach to utility operations at these small water utilities will help promote smart water management practices and benefit all stakeholders involved.

“Looking ahead, we expect our steadfast focus on consolidating, improving, and automating water and wastewater utilities will continue to drive strengthening performance. We anticipate our strategic acquisition program will continue to benefit from the highly fragmented water utility industry in Arizona, while our strong balance sheet will help facilitate some additional ‘tuck-in’ acquisitions we are planning to complete later this year.

“As these facilities come under the purview of our Total Water Management approach, we anticipate the utilities and the communities they serve will benefit from our proven approach to implementing efficiency upgrades, automation and exceptional customer service, as well as the financial resources and economies of scale we can provide.”

2020 Financial Summary

Revenues

Revenues for the full year 2020 increased $3.2 million, or 8.9%, to $38.6 million compared to $35.5 million for the full year 2019. The increase in total revenues was driven by increased consumption, organic growth in connections, and increased rates.

Operating Expenses

Operating expenses increased by $2.8 million, or 9.8%, to $31.3 million in 2020, compared to $28.5 million in 2019. The increase was driven by higher operating expenses tied to revenue growth and higher general and administrative expenses primarily attributed to non-cash expense associated with equity awards and higher personnel costs offset by lower professional fees. Lastly, the company experienced an increase in depreciation and amortization expense due to its capital improvements program coupled with amortization of intangible assets.

Other Expense

Total other expense increased by $1.9 million, or 52.7%, to $5.5 million in 2020, compared to $3.6 million in 2019. The increase was primarily attributed to the receipt of the remaining $1.0 million of proceeds in March 2019 relating to the Loop 303 contracts, which was recorded as other income for the year ended December 31, 2019. The increase was also due to the $0.6 million expense related to loss on asset disposals recognized during the year ended December 31, 2020, as well as the elimination of the FATHOM royalty.

Net Income

Net income totaled $1.1 million, or $0.05 per share, in 2020, compared to $2.2 million, or $0.10 per share, in 2019. The decrease was primarily attributed to the final payout pursuant to the Loop 303 contracts received in the first quarter of 2019, combined with the loss on asset disposals. The decrease was also due to increased personnel and related expenses in 2020, which were primarily attributed to non-cash expense associated with equity awards.

Excluding the tax affected non-cash asset disposal cost and restricted stock compensation expense, as well as the Loop 303 income recognized in 2019, adjusted net income was $2.2 million, or $0.09 per share, for the year ended December 31, 2020 compared to adjusted net income of $1.5 million, or $0.06 per diluted share, for the same period in 2019 (see reconciliation of adjusted net income and adjusted earnings per common share, each, non-GAAP terms, to GAAP, below).

Adjusted EBITDA

Adjusted EBITDA increased $1.7 million, or 10.1%, to $18.0 million in 2020, compared to $16.3 million in 2019. The increase was driven by an increase in revenue from organic connection growth, increased consumption, and increased rates, partially offset by an increase in operating expenses for the year ended December 31, 2020. (See definition of Adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below.)

Capital Resources
Cash and cash equivalents totaled $18.0 million at December 31, 2020, as compared to $7.5 million at December 31, 2019. The increase was primarily due to cash raised from the company's equity offering in January 2020. As of December 31, 2020, other than expenditures within the normal course of business, the company has no notable near-term cash expenditures, other than the first principle payment on its debt obligation in the amount of $1.9 million due in December of 2021. In 2020, the company secured a new two-year revolving $10 million credit line to support its growth strategy, replacing the previous credit line with more favorable terms. The full amount under this new credit line remains available to-date.

Dividend Policy
The company declared a monthly cash dividend of $0.02434 per common share (or $0.29208 per share on an annualized basis), which will be payable on March 31, 2021 to holders of record at the close of business on March 17, 2021.

Business Outlook
Global Water's near-term growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and potential utility rate increases to be approved by the Arizona Corporation Commission. The company will also focus more on its original mission of aggregating water and wastewater utilities, allowing the company and its customers to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
As of December 31, 2020, active service connections increased by 3,076, or 6.7%, to 48,899, compared to 45,823 at December 31, 2019. The increase in active service connections is due primarily to the positive growth in connections.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The area's population has increased throughout 2019 and 2020. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 5.7 million by 2030 and reach 6.5 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel (Greater Phoenix Blue Chip), single family permits increased by 36.3% in Q4 2020 and are expected to increase in both 2021 and 2022.

For selected jurisdictions in the Phoenix area combined, the Homebuilders Association of Central Arizona, reported that single family housing permits grew 18% to 28,704 units in 2020. Permits are forecasted by the Greater Phoenix Blue Chip to increase to approximately 29,000 permits in 2021. In the City of Maricopa, where Global Water has its largest water and wastewater permitted utility service area, the Home Builders Association of Central Arizona reports that permits rose 53% year-over-year.

The company believes this growth outlook creates an opportunity to significantly increase its active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2020 results tomorrow, followed by a question and answer period.

Date: Thursday, March 4, 2021
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10013048

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 18, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10013048

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 16 utilities which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) expense related to asset disposals; and (v) equity method investment. Adjusted net income and adjusted earnings per common share reflect net income and earnings per common share excluding the loss related to (i) restricted stock expense related to awards made to executive officers; (ii) expense related to asset disposals; and (iii) Loop 303 income, as well as the tax effects of each of these items.

Management believes that EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are also presented because management believes that these measures provide our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share to net income and earnings per common share, the most comparable GAAP measures, as applicable, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans and our ability to complete additional acquisitions, our dividend policy, trends relating to population growth, active service connections, regulated revenue, housing permit projections, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the success of our rate application and the timing of any resulting phase-in of new rates,and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2020 to be filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	340,193	326,303
Less accumulated depreciation	(101,302)	(92,749)
Net property, plant and equipment	238,891	233,554
CURRENT ASSETS:
Cash and cash equivalents	18,033	7,513
Accounts receivable — net	2,147	1,631
Customer payments in-transit	306	—
Due from affiliates	—	426
Unbilled revenue	2,304	2,048
Prepaid expenses and other current assets	665	675
Total current assets	23,455	12,293
OTHER ASSETS:
Goodwill	4,600	4,398
Intangible assets — net	11,185	12,554
Regulatory asset	2,036	1,715
Deposits	9	—
Restricted cash	3,272	1,582
Other noncurrent assets	—	17
Total other assets	21,102	20,266
TOTAL ASSETS	283,448	266,113
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	531	992
Accrued expenses	8,261	7,546
Deferred revenue	4	—
Customer and meter deposits	1,558	1,445
Long-term debt and capital leases — current portion	2,035	117
Total current liabilities	12,389	10,100
NONCURRENT LIABILITIES:
Long-term debt and capital leases	112,659	114,664
Deferred revenue - ICFA	17,843	17,372
Regulatory liability	7,986	8,803
Advances in aid of construction	76,384	67,621
Contributions in aid of construction — net	14,632	14,520
Deferred income tax liabilities, net	3,652	4,919
Acquisition liability	1,773	1,773
Other noncurrent liabilities	3,942	1,669
Total noncurrent liabilities	238,871	231,341
Total liabilities	251,260	241,441
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,690,477 and 21,636,420 shares issued as of December 31, 2020 and December 31, 2019, respectively.	227	216
Treasury stock, 102,711 and 99,039 shares at December 31, 2020 and December 31, 2019, respectively.	(1)	(1)
Paid in capital	31,962	27,657
Retained earnings	—	—
Total shareholders' equity	32,188	24,672
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	283,448	266,113

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
REVENUES:
Water services	$18,072	$16,143
Wastewater and recycled water services	20,394	19,263
Unregulated revenues	161	65
Total revenues	38,627	35,471

OPERATING EXPENSES:
Operations and maintenance	9,539	7,237
Operations and maintenance - related party	—	1,678
General and administrative	12,722	11,242
Depreciation and amortization	9,031	8,353
Total operating expenses	31,292	28,510
OPERATING INCOME	7,335	6,961

OTHER INCOME (EXPENSE):
Interest income	93	203
Interest expense	(5,377)	(5,388)
Other	(175)	1,309
Other - related party	—	301
Total other expense	(5,459)	(3,575)

INCOME BEFORE INCOME TAXES	1,876	3,386
INCOME TAX EXPENSE	(771)	(1,162)
NET INCOME	$1,105	$2,224

Basic earnings per common share	$0.05	$0.10
Diluted earnings per common share	$0.05	$0.10
Dividends declared per common share	$0.29	$0.29

Weighted average number of common shares used in the determination of:
Basic	22,518,636	21,516,620
Diluted	22,574,093	21,531,594

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2020	2019	Change	% Change
REVENUES:
Water services	$4,517	$3,799	$718	18.9%
Wastewater and recycled water services	5,207	4,870	337	6.9%
Unregulated revenues	27	16	11	68.8%
Total revenues	9,751	8,685	1,066	12.3%

OPERATING EXPENSES:
Operations and maintenance	2,383	1,820	563	30.9%
Operations and maintenance - related party	—	391	(391)	(100.0)%
General and administrative	4,040	3,143	897	28.5%
Depreciation and amortization	2,409	2,376	33	1.4%
Total operating expenses	8,832	7,730	1,102	14.3%
OPERATING INCOME	919	955	(36)	(3.8)%

OTHER INCOME (EXPENSE):
Interest income	5	36	(31)	(86.1)%
Interest expense	(1,338)	(1,344)	6	(0.4)%
Other	186	91	95	nm
Other - related party	—	88	(88)	(100.0)%
Total other expense	(1,147)	(1,129)	(18)	1.6%

INCOME/(LOSS) BEFORE INCOME TAXES	(228)	(174)	(54)	31.0%
INCOME TAX EXPENSE	(30)	(76)	46	nm
NET LOSS	$(258)	$(250)	$(8)	nm

Basic earnings/(losses) per common share	$(0.01)	$(0.01)
Diluted earnings/(losses) per common share	$(0.01)	$(0.01)
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	22,587,019	21,536,945
Diluted	22,712,181	21,597,916
nm - not meaningful

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,105	$2,224
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	3,286	2,051
Depreciation and amortization	9,031	8,353
Amortization of deferred debt issuance costs and discounts	134	88
Gain on sale of Loop 303 contracts	—	(1,000)
Loss on equity investment	—	79
Other gains	552	5
Provision for doubtful accounts receivable	140	50
Deferred income tax expense	(1,275)	570
Changes in assets and liabilities
Accounts receivable	(641)	(193)
Other current assets	(121)	(60)
Accounts payable and other current liabilities	(176)	(1,584)
Other noncurrent assets	(321)	75
Other noncurrent liabilities	2,852	908
Net cash provided by operating activities	14,566	11,566
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,131)	(11,187)
Cash paid for acquisitions, net of cash acquired	(302)	—
Cash received from the sale of Loop 303 contracts	—	1,000
Other cash flows from investing activities	(9)	131
Net cash used in investing activities	(9,442)	(10,056)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(6,539)	(6,165)
Advances in aid of construction	3,304	1,199
Refunds of advances for construction	(992)	(952)
Proceeds from stock option exercise	—	414
Principal payments under capital lease	(109)	(64)
Loan borrowings	—	35
Loan repayments	(22)	(39)
Proceeds from sale of stock	11,738	—
Debt issuance costs paid	(73)	(40)
Payments of offering costs for sale of stock	(221)	—
Net cash provided by (used in) financing activities	7,086	(5,612)
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	12,210	(4,102)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	9,095	13,197
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$21,305	$9,095

Supplemental disclosure of cash flow information:

	Year Ended December 31,
	2020	2019
Cash and cash equivalents	$18,033	$7,513
Restricted Cash	3,272	1582
Total cash, cash equivalents, and restricted cash	$21,305	$9,095

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2020 and 2019 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Income	$(258)	$(250)	$1,105	$2,224
Income tax expense	30	76	771	1,162
Interest income	(5)	(36)	(93)	(203)
Interest expense	1,338	1,344	5,377	5,388
Depreciation	2,409	2,376	9,031	8,353
EBITDA	3,514	3,510	16,191	16,924
Management option expense	113	112	459	336
Loop 303 Income	—	—	—	(1,000)
Loss on disposal of assets	—	—	547	—
Restricted stock expense	159	—	973	—
Jetting fee	(175)	—	(175)	—
Equity investment loss	—	—	—	79
EBITDA Adjustments	97	112	1,804	(585)
Adjusted EBITDA	$3,611	$3,622	$17,995	$16,339

A reconciliation of net income to adjusted net income for the three months and years ended December 31, 2020 and 2019 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net Income	$(258)	$(250)	$1,105	$2,224
Loop 303 income	—	—	—	(1,000)
Loss on disposal of assets	—	—	547	—
Restricted stock expense	159	—	973	—
Income tax benefit (expense) on items above	(40)	—	(380)	250
Adjusted Net Income	$(139)	$(250)	$2,245	$1,474

A reconciliation of basic earnings per share to adjusted basic earnings per share for the three months and years ended December 31, 2020 and 2019 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Basic earnings per common share	$(0.01)	$(0.01)	$0.05	$0.10
Loop 303 income	—	—	—	(0.05)
Loss on disposal of assets	—	—	0.02	—
Restricted stock expense	—	—	0.03	—
Income tax benefit (expense) on items above	—	—	(0.01)	0.01
Adjusted basic earnings per common share	$(0.01)	$(0.01)	$0.09	$0.06

Weighted average number of common shares used in the determination of:
Basic	22,587,019	21,536,945	22,518,636	21,516,620

A reconciliation of diluted earnings per share to adjusted diluted earnings per share for the three months and years ended December 31, 2020 and 2019 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Diluted earnings per common share	$(0.01)	$(0.01)	$0.05	$0.10
Loop 303 income	—	—	—	(0.05)
Loss on disposal of assets	—	—	0.02	—
Restricted stock expense	—	—	0.03	—
Income tax benefit (expense) on items above	—	—	(0.01)	0.01
Adjusted diluted earnings per common share	$(0.01)	$(0.01)	$0.09	$0.06

Weighted average number of common shares used in the determination of:
Diluted	22,712,181	21,597,916	22,574,093	21,531,594